Exhibit 10.6

[GRAPHIC APPEARS HERE]

Raytheon 2001 Stock Plan

200[    ] Performance Share Award

Raytheon Company hereby grants to you, the recipient identified below, an award of stock units with respect to its common stock, par value $0.01 per share (the “Stock”), pursuant to the Raytheon 2001 Stock Plan (as amended from time to time, the “Plan”) on the following terms and conditions:

1.	Details of Award

Recipient
Total Target Number of Shares of Stock
Performance Cycle	Calendar years 200[ ] through 200[ ]

2.	Conditions to Award

Pursuant to this Award, you will entitled to payment of up to one-half of the total target number of shares set out above based on Raytheon’s “free cash flow” per share over the Performance Cycle, and up to one-half of the total target number of shares set out above based on the total return to Raytheon’s shareholders (compounded annually), relative to that of its “peers,” over the Performance Cycle. The precise extent to which any such shares will have been earned will be determined by the Management Development and Compensation Committee of Raytheon’s Board of Directors (the “Committee”) as soon as possible following the close of the Performance Cycle from the following tables:

Cumulative 3-Year Free Cash Flow per share	Target Share Award Multiplier
$
$
$
$
$
$
$
$

Total Return to Shareholders
Percentile	Rank vs. Peers	Target Share Award Multiplier
100th	1	1.000
90th	2	1.000
80th	3	0.875
70th	4	0.750
60th	5	0.625
50th	6	0.500
40th	7	0.375
30th	8	0.250
<30th	9, 10 or 11	No Award

“Internal Free Cash Flow:” Raytheon’s cash from operations per share, after capital expenditures and interest payments, all as determined in accordance with generally accepted accounting principles and rounded to the nearest cent per share.

“Peers:” Boeing, General Dynamics, Goodrich, Honeywell, L-3 Communications, Lockheed Martin, Northrop Grumman, Rockwell Collins, Textron, and United Technologies. In the event of any mergers or other corporate events affecting the foregoing companies during the Performance Cycle, the Committee may make such adjustments to the peer group of companies, the total return calculations of the affected companies and the metrics set out above as it may determine in its sole discretion would most nearly carry out the original purposes and intent of this Award.

3.	Effect of Termination of Employment, Etc.

You must remain an employee until the end of the Performance Cycle in order to be entitled to any payment pursuant to this Award, except as provided in Section 4 and except as follows. If your employment with Raytheon ends during the Performance Cycle on account of your Retirement, as that term is defined in the Plan, or because you become disabled or die, after the end of the Performance Cycle, you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of shares of Stock you would have received, if any, had you remained employed until the end of the Performance Cycle. The pro rata portion will be based on the number of full months in the Performance Cycle during which you were employed as compared to the total number of months in the Cycle.

4.	Effect of Change of Corporate Control

If a Change of Corporate Control, as defined in the Plan, should occur during the Performance Cycle, the Award will terminate. However, at or immediately following the Change of Corporate Control, you will be entitled to receive a pro rata portion of the total target number of shares covered by this Award, without regard to the extent to which the performance conditions of Section 2 have been satisfied. The pro rata portion will be based on the number of full months in the Performance Cycle preceding the Change of Corporate Control as compared to the total number of months in the Cycle.

5.	Payment

A.	Timing. Promptly following determination of the number of shares of Stock you have earned under this Award, such number, if any, will be paid to you together with a dividend equivalent amount of shares calculated in accordance with the following paragraph. However, you will not be entitled to any payment with respect to shares of Stock covered by this Award until you have made satisfactory arrangements with Raytheon to satisfy any tax or other withholding obligations which might arise in connection with payment and all payments will be net of any such withholding.

B.	Dividend Equivalents. The dividend equivalent amount will be a number of shares calculated assuming that the dividends, if any, paid by Raytheon on the shares of Stock which you ultimately become entitled to under this Award (and on any prior dividend equivalent amount attributable to such shares), had been reinvested in additional shares of Stock as of the respective payment dates of each dividend. You will not be entitled to any dividend equivalent amount on shares of Stock covered by this Award which are not ultimately earned.

C.	Form of Payment. As provided in the Plan, at the election of the Committee earned shares and any dividend equivalent amount will be paid in the form of shares of Stock.

6.	Other Provisions

A.	Other Conditions of Plan Apply. This Award is subject to all of the remaining terms and conditions of the Plan, including but not limited to the provisions relieving Raytheon of any obligation to issue shares of Stock until all applicable securities laws have been complied with and providing that the grant of awards under the Plan, including this Award, will not interfere with or limit in any way Raytheon’s right to terminate your employment at any time. The Plan is administered and interpreted by the Committee, whose determinations are final and binding on all persons concerned.

B.	No Guaranty of Future Awards. This Award in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance cycle or period which the Committee may, in its discretion, establish and as to which the Committee may elect grant awards under the Plan.

C.	No Rights as Stockholder. You will not be considered a shareholder of Raytheon with respect to the shares of Stock covered by this Award or any dividend equivalent amount of shares unless and until shares of Stock are actually issued and certificates therefor delivered to you.

D.	Governing Law. This Award shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Award shall be governed by, construed and administered in accordance with the laws of the State of Delaware, other than its laws respecting choice of law.

E.	Counterparts. This Award may be executed in one or more counterparts all of which together shall constitute but one instrument.

RAYTHEON COMPANY
By:
Title:	Chairman and CEO	Signature of Recipient